EXHIBIT 6.2

     LICENSEE AGREEMENT

THIS AGREEMENT dated as of the 20th day of April, 1999 ( the "AGREEMENT") between Global Media Corp. ("US", "WE" and "OUR"), a duly incorporated company under the laws of the State of Nevada, and RadioTower.com ("YOU" and "YOUR").

WHEREAS:

A. We operate a server on the internet which allows for the digital delivery, distribution, transmission and telecommunication of information via the internet, including, without limitation, audio information and visual information, and which allows for the secure ordering of, and for the secure payment for, such information and other products and services via the internet, including, without limitation, compact discs, digital video discs, videotapes and books; and

B. Each of the parties desires to enter into a relationship whereby you refer persons to us via a visit by such persons to or within your web site or channel and via our server (a "REFERRAL"), so that

     (i) we may sell products or services to those persons in consideration of you receiving a referral fee (the "REFERRAL FEE"), and

     (ii) we provide you with the means for persons who visit you at your web site or channel, seamlessly, to order products or services from us, to receive such products or services from us via the internet or other means and to pay us for those products or services while maintaining the overall look and feel of your web site or channel (the "BASIC BENEFITS");

THEREFORE, IN CONSIDERATION of the premises, representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each party), the parties agree as follows:

1. BECOMING A LICENSEE

(a) DEFINITION OF "LICENSEE": "Licensee" means an independent contractor who refers persons to us via a visit by such persons to or within its web site or channel and via our server, so that we may seamlessly sell products or services to those persons.

(b) CONDITIONS FOR ACCEPTANCE: To become a Licensee, you shall submit a complete Licensee application via our web site. We will evaluate your application in good faith and will notify you of your acceptance or rejection. We may reject your application if we determine (in our sole discretion) that your web site or channel, actual or proposed, is unsuitable. Unsuitable web sites or channels include those that:

Licensee: Henry Valkama
Initial:      HV
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     (i)   promote sexually explicit materials;
     (ii)  promote violence;
     (iii) promote discrimination based on race, sex, religion, nationality, disability, sexual orientation or age;
     (iv)  promote illegal activities; or
     (v)   violate intellectual property rights.

(b) IF YOU ARE NOT ACCEPTED: If we do not accept your application, you are welcome to re-apply to become a Licensee at any time.

(c) IF YOU ARE ACCEPTED: If we do accept your application, you will become a Licensee and we agree to provide you with the Basic Benefits.

3. PAYMENT AND INVOICING

(a) FEE STRUCTURE: There are no licensing fees to you for the Basic Benefits. However, there will be a one time set up fee of $1,500.00 USD and we reserve the right introduce a charge and thereafter to change the charges to you in respect of the Benefits and to change the Referral Fee rate. Any such charge or change shall become effective within thirty (30) days of its posting on our web site.

(b) ADDITIONAL FEATURES: Notwithstanding the $1,500.00 set up fee for the Basic Benefits, you may request that additional features, such as audio samples and video samples, ("ADDITIONAL FEATURES") be made available to you in order to enhance your web site or channel, and we may charge you a fee for making those Additional Features available to you. You agree that we have no obligation to make any Additional Features available to you.

(c) PAYMENT: If money is owned to us by virtue of any Additional Features made available to you, you shall pay monthly in advance for such Additional Features. You agree that failure to pay such charges is grounds for termination of all such Additional Features.

(d) FAILURE TO PAY: We may suspend the Basic Benefits or any Additional Feature to you under this Agreement at anytime for failure to pay, however, the following schedule may also be followed: if your account is two (2) months past due, the Basic Benefits or any Additional Feature may be suspended; and when your account becomes three (3) or more months past due the Basic Benefits or any Additional Feature may be cancelled and all data may be removed.

Licensee: Henry Valkama
Initial:
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4. REFERRAL FEES

(a) RATE: Subject to the limitations below, we will pay to you a Referral Fee between Forty and Eighty percent (40%-80%) of Net Sales (the "REFERRAL RATE") that resulted from a Referral to us by you. In this Agreement,

      (i) "NET SALES" means Gross Sales minus Sales Costs and Delivery Charges to us,

      (ii) "GROSS SALES" means the money actually received by us for products or services purchased from us by persons on the basis of a Referral to us by you,

      (iii) "SALES COST" means the cost of a product or service sold as a result of a Referral to us by you, which shall be the sale cost listed in our catalogue (under the "our cost" column) or in any prior notice from us to you, and

      (iv) "DELIVERY CHARGE" means any amount charged to us by a third party in connection with our fulfillment of a Referral to us by you, including applicable sales taxes and duties, shipping, handling, gift wrapping and similar charges, credit card fraud, bad debts and returned goods charges, and any fees owing, by operation of law or otherwise, to an artists' collective society for the digital delivery, distribution, transmission or telecommunication, in whole or in part, of musical, artistic, dramatic or literary works or sound recordings, cinematographic works or other subject-matter.

(b) PAYMENT RECEIVED BEFORE REFERRAL FEE PAID: Only products or services that are sold by us, on the basis of a Referral by you, and that are provided, shipped or digitally delivery, distributed, transmitted or telecommunicated using our online ordering system, and for which we have actually received full payment, will qualify for a Referral Fee.

(c) PRICES: The prices for products and services which are sold by us on the basis of a Referral from you shall be set exclusively by Global Media Corp. If you sell a product or service for less than its Sales Cost, then we will deduct the corresponding proportion of the Sales Cost and all applicable Delivery Charges from your next monthly Referral Fee payment. If there is no subsequent payment from which to make such a deduction on the month in which it is due, we will send you a bill for that amount, which bill must be paid immediately upon receipt.

5. REFERRAL FEE PAYMENT

We will pay you Referral Fees on a monthly basis. Approximately thirty (30) days following the end of each month, we will credit your bank account or issue you a cheque for the Referral Fee earned on products or services that we provided, shipped or digitally delivered, distributed, transmitted or telecommunicated during that month, less any taxes that we are required by law to withhold. If products that generated a Referral Fee are returned by the customer, we will deduct the corresponding Referral Fee from your next monthly payment. If there is no subsequent payment from which to make such a deduction on the month in which it is due, we will send you a bill for that amount, which bill must be paid immediately upon receipt.

Licensee: Henry Valkama
Initial:      HV
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(a) OUR POLICIES APPLY: Our rules,  policies and operating procedures concerning customer orders, customer service, product sales and product returns will apply to Referral to us by you. We may change such rules, policies and operating procedures at any time.

(b) We Process Orders: We will process product and service orders placed by customers who place orders via your web site or channel. We reserve the right to reject orders that do not comply with any requirements that we periodically may establish. We will be responsible for all aspects of order processing and fulfilment. Among other things, we will prepare order forms, process payments, cancellations and returns and handle customer service. We will track sales made to customers who purchase products or services via your web site or channel to our web site and will send you reports summarizing this sales activity. The form, content and frequency of the reports may vary from time to time in our discretion.

7. CONTENT

(a) ADVERTISING: Any image which we make available to you must be displayed on your web site or channel at no cost to us and in a place and on a web page to be determined by us (the "PAGE"). Such image shall have a maximum size of 468 x 60 pixels. If multiple images are made available to you by us, then they shall be displayed simultaneously by web browsers accessing the Page, or channel viewers viewing your channel, in such a manner that some web browsers or channel viewers, as the case may be, may display one image and others may display a different image and the proportion of the images so displayed shall be determined by us. Such image or parts thereof shall (at our sole discretion) be linked to the web pages of our choice. You shall not solicit or derive revenue in connection with the display of any image that we make available to you and you hereby acknowledge that we have the exclusive right to solicit and receive revenue for the display of the same.

(b) NETWORK IDENTIFICATION: You also must display the phrase "Global Media Network" at the bottom or your homepage or channel transmission which hyperlinks to a description of the Network on our web site. We may modify the text or graphic image of such phrase and of such description from time to time.

(c) LIMITED LICENSE: We grant you a non-exclusive, non-transferrable, revocable right to use the images and phrases referred to in this section, and such other images and phrases for which we grant express permission, solely for the purpose set out in this section. You may not modify any such image or phrase in any way and you must comply with our usage requirements, if any. We reserve all of our rights and interests in such images and phrases, including all trade names, trade-marks, copyrights and other intellectual property rights. We may revoke this license at any time by giving you written notice.

Licensee: Henry Valkama
Initial:      HV
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8.  RESPONSIBILITY FOR YOUR SITE

(a) DEVELOPMENT, OPERATION AND MAINTENANCE: You will be solely responsible for the development, operation and maintenance of your web site or channel, and for all content that appears on your web site or channel. Such responsibility shall include, but not be limited to:

     (i) creating and posting or transmitting product descriptions on your web site or channel;
     (ii) the accuracy and appropriateness of content on your web site or channel (including, among other things, all product-related content);
     (iii) ensuring that content on your web site or channel does not violate or infringe upon the rights of any third party (including copyrights, trademarks, privacy or other personal or proprietary rights); and
     (iv) ensuring that content on your web site or channel is not libellous or otherwise illegal.

We disclaim all liability for these matters. Further, you will indemnify and hold us harmless from all claims, damages and expenses (including reasonable legal fees) relating to the development, operation, maintenance and content of your web site or channel.

(b) SITE MONITORING: We have the right at any and all times to monitor your web site or channel in order to determine if you are in compliance with the terms of this Agreement. We shall have no obligations with respect to the content available on your web site or channel, including, but not limited to, any duty to review or monitor any such content. We reserve the right to discontinue the Basic Benefits or any Additional Features if we determine (in our sole discretion) that your web site or channel violates any of the above-stated terms or is objectionable, offensive or otherwise violates a law or our policy.

(c) EXCLUSIVITY: At all times during the term of this Agreement, we shall be the exclusive entity to whom a Referral is made by you and the exclusive entity who sells, distributes or makes available products and services on, within or via your web site or channel in respect of those products and services which we sell. You agree that you will not (directly or indirectly) allow any other person to sell, distribute or make available our products or services (or any products or services which we determine, in our sole discretion, to be direct competitors thereto) on, within or via your web site or channel, including by way of links to other web sites or channels. The foregoing does not preclude you from offering for sale your own products or services from your web site or channel, provided that we determine (in our sole discretion) that such products or services are not direct competitors to any products or services which we sell. In the event that other products or services are added to our catalogue, it may be a condition of you being allowed to refer to such products or services that we be the exclusive seller of such products or services from your web site or channel.

(d) LICENSE TO USE LICENSEE MARKS: You grant us a non-exclusive license to use your names, titles, logos and trade-marks (collectively, the "LICENSEE MARKS") in connection with advertising, marketing, promoting and publicizing in any manner our rights hereunder. Notwithstanding anything herein to the contrary, we shall not be required to advertise, market, promote or publicize your status as a Licensee. You hereby represent and warrant that you are the

Licensee: Henry Valkama
Initial:      HV
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sole and exclusive  owner of the Licensee  Marks and have the right and power to grant to us the license to use same in the manner contemplated herein, and that such grant does not or will not (i) breach, conflict with or constitute a default under any agreement or other instrument applicable to you or binding upon you, or (ii) infringe upon any trade-mark, trade name, service mark, copyright or other proprietary right of any other person or entity. This license shall terminate upon the effective date of the expiration or termination of this Agreement.

(e) THIRD PARTY RIGHTS: Third party works, subject-matter, inventions and marks licensed by us to Licensees may be governed by separate end-user licenses. You agree to be bound by the terms of such end-user licenses regarding the applicable works, subject-matter, inventions and marks.

9. RELATIONSHIP OF PARTIES

You and we are independent contractors, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, sales representative, principal-agent or employment relationship between you and us. You shall have no authority to make or accept any offers or representations on our behalf. You shall not make any statement, whether on your web site, channel or otherwise, that reasonably would contradict anything in this Section.

10. TERMS OF THIS AGREEMENT

The term of this Agreement will begin upon our acceptance of your Licensee application and shall continue for the following three (3) years. This Agreement is automatically renewable for subsequent one-year periods, unless you give written notice of termination to us thirty (30) days prior to the renewal date. Upon delivery of such notice of termination, we shall have the full thirty-day period to cease the Basic Benefits and any Additional Features. We may terminate this Agreement at any time by giving you written notice of termination. You are only eligible to earn Referral Fees on our sales of products or services occurring during the term, and fees earned up to the date of termination will remain payable only if the related orders are not cancelled or returned. We may withhold your final payment for a reasonable time to ensure that the correct amount is paid. Upon termination of this Agreement, we shall have the right to contact persons referred to us by you.

11. MODIFICATION OF THIS AGREEMENT

We may modify any of the terms and conditions contained in this Agreement, at any time and in our sole discretion, by posting a change notice or a new agreement on our web site. Modifications may include, for example, modification of products or services, changes in the scope of available Referral Fees, fee schedules and payment procedures. If any modification is unacceptable to you, you may terminate this Agreement by giving us written notice of termination within thirty (30) days of our posting a change notice or a new agreement on our web site. Upon delivery of such notice of termination, we shall have thirty (30) days to cease the Basic Benefits and any Additional Features. You continued status as a Licensee following the thirty-day period after our posting of a change notice or a new agreement on our web site will constitute binding acceptance of the change.

Licensee: Henry Valkama
Initial:      HV
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12. GENERAL TERMS AND CONDITIONS

(a) INDEMNIFICATION: You hereby agree to indemnify, defend and hold harmless us and our shareholders, officers, directors, employees, agents, associates, successors and assigns from and against any and all claims, losses, liabilities, damages or expenses (including reasonable legal fees) of any nature whatsoever incurred or suffered by us (collectively, the "LOSSES"), in so far as such Losses (or actions in respect thereof) arise out of or are based on (i) any claim or threatened claim that our use of the Licensee Marks infringes on the rights of any third party, (ii) the breach of any representation, warranty, covenant or agreement made by you herein, or (iii) any claim related to your web site or channel.

(b) LIMITATION OF LIABILITY: We will not be liable for indirect, special or consequential damages (or any loss of revenue, profits or data) arising in connection with this Agreement, even if we have been advised of the possibility of such damages. Further, our aggregate liability arising with respect to this Agreement will not exceed the total Referral Fees paid or payable to you under this Agreement.

(c) DISCLAIMERS: We make no express or implied warranties or representations with respect to the Basic Benefits or any Additional Features to you or any products or services sold by us (including, without limitation, warranties of fitness, merchantability, non-infringement or any implied warranties arising out of a course of performance, dealing or trade usage). In addition, we make no representation that the operation of your web site or channel or our web site will be uninterrupted or error-free, and will not be liable for the consequences of any interruptions or errors. You agree to use the Referral, the Basic Benefits and any Additional Features at your own risk. In no event shall we be liable for any loss of data, email or files or for any virus infection delays or performance problems due to power outages, acts of God, telecommunications failures, theft or destruction of property. Further, in no event shall we be liable for any delay, failure, claim, liability, loss or damage caused, whether directly or indirectly, by your, our or any third party's compliance with any enactment, regulatory order or request of any government authority or agency.

(d) CONFIDENTIALITY: We may disclose to you certain information as a Licensee, which information we consider to be confidential (herein referred to as "CONFIDENTIAL INFORMATION"). For purposes of this Agreement, the term "Confidential Information" shall include, but not be limited to (i) any modifications to the terms and provisions of this Agreement made specifically for your web site or channel and not generally available to other Licensees or affiliates, (ii) web site, channel, business and financial information relating to us or our Licensees or affiliates, (iii) customer and vendor lists relating to us or our Licensees or affiliates, and (iv) our or Licensees' pricing and sales information, and shall also include any information that we designate as confidential during the term of this Agreement. You agree not to disclose any Confidential Information and that such Confidential Information shall remain strictly confidential and secret and shall not be utilized, directly or indirectly, by you for your own business purposes or for any other purpose except and solely to the extent that any such information is generally known or available to the public or if same is required by law or legal process. Notwithstanding the

Licensee: Henry Valkama
Initial:        HV
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foregoing,  each  party  is  hereby  authorized  to  deliver  a copy of any such information (i) to any person pursuant to an order issued by any court or administrative agency, (ii) to its accountants, lawyers or other professional advisors on a confidential basis, and (iii) otherwise as required by applicable law. We make no warranty, expressed or implied, with respect to any Confidential
Information    delivered    hereunder,    including   implied    warranties   of
merchantability, fitness for a particular purpose or freedom from patent, trade-mark or copyright infringements, whether arising by law, custom or conduct, or as to the accuracy or completeness of such information and we shall not have any liability to you or to any other person resulting from your or such third person's use of such information.

(e) INDEPENDENT INVESTIGATION: You acknowledge that you have read this Agreement, understand it in its entirety and agree to all of its terms and conditions. You understand that we may at any time (directly or indirectly) solicit customer referrals on terms that may differ from those contained in this Agreement or operate web sites, channels or services that are similar to or compete with your web site, channel or services. You have independently evaluated the desirability of becoming a Licensee and are not relying on any representation, guarantee or statement other than as set forth in this Agreement.

(f) ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between you and us and supersedes all prior communications, representations, understandings and agreements whether verbal or written between you and us with respect to the subject-matter hereof.

(g) REPRESENTATIONS AND WARRANTIES:  You hereby represent and warrant to us that
(i) you are free to enter into this Agreement and are not subject to any obligation or disability which will or might interfere with your ability to comply with any of the material terms and conditions hereof, and (ii) you have not made, and will not make, any agreement, assignment or licence which will conflict with or impair the complete enjoyment of the rights granted to us herein.

(h) FURTHER ASSURANCES: You agree to take all such actions and execute all such documents within your power as may be necessary or desirable to carry out or implement and give full effect to the provisions and intent of this Agreement.

(i) NOTICES: All notices, requests and other communications between you and us will be deemed to have been delivered if made in writing and either mailed by registered mail and received within seven (7) days or actually delivered, faxed or electronically mailed to the other party at the applicable address or fax number provided below.

(j) ASSIGNMENT AND BENEFIT: We may assign this Agreement or any portion hereof to any other person, corporation or organization without your consent. You may not assign this Agreement or any portion hereof, by operation of law or otherwise, without our prior written consent. This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and assignees, as applicable.

(k) SEVERABILITY: If any provision of this Agreement is determined at any time by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof shall

Licensee: Henry Valkama
Initial:        HV
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be severable  from this  Agreement and the remainder of this  Agreement  will be construed as if such invalid, illegal or unenforceable provision or part thereof had been deleted herefrom.

(l) NUMBER: Words importing the singular include the plural and vice versa in this Agreement.

(m) DISPUTE SETTLEMENT: Any and all disputes, claims or controversies arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, will be referred to and finally resolved by arbitration.

(n) GOVERNING LAW: This Agreement and all matters arising hereunder shall be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

By signing in the spaces provided below, you and we accept and agree to all of the terms and conditions of this Agreement as of the date first written above.


Per: /s/ Illegible                    /s/ Henry Valkama
    ----------------------            ---------------------------------

DATE: April 20, 1999                  DATE: April 20, 1999
     ---------------------                 ----------------------------
GLOBAL MEDIA CORP                           LICENSEE
83 Victoria Crescent                        Henry Valkama
Nanaimo, British Columbia                   RadioTower.com
Canada V9R 5B9                              #108 - 7361 Halifax St.
www.gmcorp.net                              Burnaby, BC
fax 250-716-0502                            Canada V5A 4H3
                                            Phone: 604.420.0971
                                            E-Mail: radiotower@home.com


Licensee: Henry Valkama
Initial:        HV
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                         GLOBAL MEDIA NETWORK ASSOCIATE
                    SCHEDULE OF ADDITIONAL TERMS SCHEDULE A

Provided in the Global Media Basic Benefits will be the following products and services:

     1.  Five hours of back end integration.

     2.  Five hours of front end web site template implementation.

     3. Network Associates will be able to offer any combination of the following products:
         o books
         o videos
         o music (including CDs, cassettes and DVDs, when you choose music, you automatically get all three of these products, you cannot selectively offer just CDs)

     4.  Content
         o entertainment news, reviews and feature articles from Billboard
         o music charts from Billboard
         o entertainment news, reviews and feature articles from S.W. Networks (a subsidiary of Launch Media)
         o music, video and book reviews from Muze Inc., one of the worlds largest entertainment information services
         o music and video reviews, artist and actor profiles, discography's and filmography's from the Encyclopedia of Popular Music
         o book charts and reviews from Bookreporter
         o author features including interviews and biographies from a major literary information provider (source not named for confidentiality purposes)
         o feature articles, interviews and reviews in the areas of film, music and literature from Global Media's network of freelance writers and in-house editorial staff
         o ** GMNetwork Radio ** note: this is the only content element, which Network Associates can currently choose whether or not to have on their site. ALL other content elements are automatically present
         o Audible music sampling provided by Muze and Liquid Audio.

         **NOTE** There may be an additional charge to change, alter or substitute content products or services.

         5. Graphics
         o There will be a  selection  complete  graphical  templates  to choose from.
         o Network Associates will be able to choose their own background color.
         o Network Associates must provide their own web ready logo in electronic format.
         o Upon request, Global Media will provide this specs for all web site graphics including navigation buttons and bars. Network Associates will then have the ability to provide their own graphics as per the specs. Global Media reserves final approval on ALL graphics (including logos) submitted by Network Associates.

Global Media Co-marketing and Sales Agreement Schedule "A"
Initial:      HV
       ------------------
Date:     May 15, 1999
       ------------------

         6. Secure on-line transaction processing.

         7. Sales reports.
         o Global Media will offer a secure area where Network Associates will be able to view their sales, updated daily. This feature is expected to be available sometime in 1999.
         o Global Media will provide a monthly data dump of Network Associates customers and the information these customers have provided in the registration process. Network Associates may only use this information in accordance with Global Media's privacy policy. Accessible information in the near future may include:

          i.  Names
         ii.  Addresses
        iii.  Postal or Zip codes
         iv.  Telephone numbers
          v.  How customer accessed your site
         vi.  How the customer heard about your site
        vii.  Age
       viii.  Gender
         ix.  ISP
          x.  E-mail address
         xi.  Time on site
        xii.  Server
       xiii.  Search words
        xiv.  Portal

            * This information will not include credit card numbers.

         8. Call center - toll free access to technical support and customer inquiry resolution.

         9. Access to personal internet marketing manager.

The Network Associate will receive commissions based on the following sliding scale:

            Monthly Sales               % of Gross Margin

           Under $5,000.00                     40%
           Over  $5,000.00                     45%
           Over  $10,000.00                    50%
           Over  $15,000.00                    55%
           Over  $25,000.00                    60%

Global Media Co-marketing and Sales Agreement Schedule "A"
Initial:      HV
       ------------------
Date:     May 15, 1999
       ------------------

                      GLOBAL MEDIA ASSOCIATE SCHEDULE "D"

                            Promotional Commitments

1. The Network Associate reserves the rights to all advertising space within their existing webpages.

2. Global Media reserves the rights to all advertising space within the Network Associates storefront pages and on the broadcast media player(s). Global Media will split the Net advertising revenue 50-50 of that advertising space allocated to Network Associate on the Global Media Storefront page(s) but Global Media retains 100% of the revenue from all other advertising. Global Media also retains the right to change the structure of how the ads are placed within the storefront pages. Global Media agrees to provide 30 days written notice of the changes to the Network Associate. Net advertising revenue shall be defined as the revenue actually received by Global Media from the sale and placement of advertisements for third parties run on the Global Media Storefront. Net shall mean any advertising revenue less any taxes and third party advertising fees and commissions, provided that such fees and commissions will not exceed twenty percent (20%) of the revenue received. Revenue attributable to or imputed from self-promotional advertisements on the Global Media Storefront or from advertisements on third party sites bartered for the purpose of promoting Global Media shall not be within the meaning of Net advertising revenue.

3. Any image which we make available to you must be displayed on your web site or channel at no cost to us and in a place and on a web page to be determined by us (the "PAGE"). Such image shall have a maximum size of 468 x 60 pixels. If multiple images are made available to you by us, then they shall be displayed simultaneously by web browers accessing the Page, or channel viewers viewing your channel, in such a manner that some web browsers or channel viewers, as the case may be, may display one image and others may display a different image and the proportion of the images so displayed shall be determined by us. Such image or parts thereof shall (at our sole discretion) be linked to the web pages of our choice. You shall not solicit or derive revenue in connection with the display of any image that we make available to you and you hereby acknowledge that we have the exclusive right to solicit and receive revenue for the display of the same.

4. The Network Associate agrees to place their storefront URL on all of their letterhead and mass distributed corporate promotional media.

5. Throughout the term of the agreement, the Network Associate shall promote the use of their storefront site as follows:
       i. Once a month from the date the Network Associates site is launched, the Network Associate shall conduct a contest or other give-away program reasonably designed to cause increased traffic to the e-commerce site.
       ii. Twice per month the Network Associate agrees to promote their website via handouts, mailings, television, radio, newspapers, magazines, billboards advertisements or targeted marketing campaign.

Initial:      HV
       ------------------
Date:     May 15, 1999
       ------------------